Exhibit 99.1

XM Satellite Radio Holdings Inc. Announces Second Quarter 2008 Results

Net Loss Narrows on Increased Revenue and Lower Subscriber Acquisition Costs

Fifth Consecutive Quarter of Record Automotive Additions

Second Quarter Ending Subscribers grow 17% Year over Year to Exceed 9.6 Million

Washington, D.C. – July 22, 2008 — XM Satellite Radio Holdings Inc. (NASDAQ: XMSR) today announced earnings for the three-month period ended June 30, 2008. Revenue for the second quarter 2008 rose to $318 million, a nearly 15 percent increase over second quarter 2007 revenue of $277 million.

XM ended second quarter 2008 with 9.65 million subscribers, a 17 percent increase, compared to 8.25 million subscribers at the end of second quarter 2007. This growth was driven, in part, by a 39 percent year-over-year increase in the number of gross additions through the automotive (OEM) channel. Second quarter 2008 OEM gross additions were 857 thousand, the company’s fifth consecutive quarter of record OEM gross additions. This compared to 618 thousand OEM gross additions in second quarter 2007.

In second quarter 2008, XM reported total gross additions of 1.08 million, and 322 thousand net subscriber additions, compared to 942 thousand gross additions and 338 thousand net subscriber additions in second quarter 2007. Net OEM subscriber additions of 360 thousand in the second quarter more than offset a loss of 38 thousand net retail subscribers.

Second quarter 2008 adjusted operating loss narrowed to $37 million, compared to a loss of $47 million in second quarter 2007. XM’s second quarter 2008 net loss improved to $120 million, compared to a second quarter 2007 net loss of $176 million. For a reconciliation of XM’s net loss to adjusted operating loss, see the attached financial schedules.

In second quarter 2008, XM’s subscriber acquisition costs (SAC), a component of cost per gross addition (CPGA), improved year over year to $65, compared to $75 in second quarter 2007. CPGA in the second quarter was $100 and compares to $121 in the second quarter 2007.

XM continued to maintain stability in the key operating metrics of conversion rate and churn, both of which improved year over year. Second quarter 2008 conversion was 53.4 percent, compared to second quarter 2007 conversion of 52.7 percent. Second quarter 2008 churn improved to 1.67 percent, compared to second quarter 2007 churn of 1.84 percent.

XM announced its preliminary results for second quarter 2008 yesterday in connection with an offering of senior notes associated with XM’s pending merger with Sirius.

About XM

XM (NASDAQ: XMSR) is America’s number one satellite radio company with more than 9.6 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City, Chicago, Nashville, Toronto and Montreal, XM’s 2008 lineup includes more than 170 digital channels of choice from coast to coast: commercial-free music, premier sports, news, talk radio, comedy, children’s and entertainment programming; and the most advanced traffic and weather information.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Hyundai, Nissan, Porsche, Subaru, Suzuki and Toyota is available in 140 different vehicle models for 2008. XM’s industry-leading products are available at consumer electronics retailers nationwide. XM programming is also available through XM Radio Online, as downloads of original XM shows via podcasts from XM’s Web site or the Apple’s iTunes Store, and as streams of commercial-free XM music channels to AT&T and Alltel wireless customers through XM Radio Mobile. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com/.

Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for XM Satellite Radio’s service, our significant expenditures and losses, our dependence on technology and third party vendors, our potential need for additional financing, the health of our satellites, the impact of our proposed merger with Sirius, our substantial indebtedness as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 8-K filed with the Securities and Exchange Commission on 7-21-08. Copies of the filing are available upon request from XM Radio’s Investor Relations Department.

XM SATELLITE RADIO HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
(in thousands, except share and per share data)	2008	2007	2008	2007
Revenue:
Subscription	$284,136	$245,778	$559,862	$482,264
Activation	5,044	4,766	10,188	9,419
Merchandise	7,491	5,658	11,812	10,955
Net ad sales	10,432	10,153	19,550	17,631
Other	10,932	10,921	25,078	21,118

Total revenue	318,035	277,276	626,490	541,387

Operating expenses:
Cost of revenue (excludes depreciation & amortization, shown below):
Revenue share & royalties	73,586	49,723	142,408	97,149
Customer care & billing operations (1)	36,388	30,749	70,698	58,677
Cost of merchandise	9,055	12,694	17,606	30,970
Ad sales (1)	4,879	5,480	9,583	8,866
Satellite & terrestrial (1)	13,472	13,472	26,653	27,354
Broadcast & operations:
Broadcast (1)	6,308	6,885	13,269	13,429
Operations (1)	11,026	9,683	21,516	19,399

Total broadcast & operations	17,334	16,568	34,785	32,828
Programming & content (1)	49,604	41,827	101,166	85,779

Total cost of revenue	204,318	170,513	402,899	341,623
Research & development (excludes depreciation & amortization, shown below) (1)	9,414	8,159	20,435	15,469
General & administrative (excludes depreciation & amortization, shown below) (1)	30,989	35,869	61,719	70,053
Marketing (excludes depreciation & amortization, shown below):
Retention & support (1)	11,032	10,618	22,829	20,374
Subsidies & distribution	69,193	63,855	140,717	107,457
Advertising & marketing	36,865	43,244	63,367	76,053

Marketing	117,090	117,717	226,913	203,884
Amortization of GM liability	6,504	6,504	13,007	13,008

Total marketing	123,594	124,221	239,920	216,892
Depreciation & amortization	32,438	46,506	77,921	93,387

Total operating expenses (1)	400,753	385,268	802,894	737,424

Operating loss	(82,718)	(107,992)	(176,404)	(196,037)
Other income (expense):
Interest income	743	4,238	2,419	7,781
Interest expense	(30,480)	(32,423)	(59,807)	(60,032)
Loss from de-leveraging transactions	—	—	—	(2,965)
Loss from impairment of investments	—	(35,824)	—	(35,824)
Equity in net loss of affiliate	(4,373)	(2,752)	(8,550)	(8,177)
Minority interest	(3,153)	(3,266)	(6,390)	(4,962)
Other income	1,082	413	895	856

Net loss before income taxes	(118,899)	(177,606)	(247,837)	(299,360)
(Provision for) benefit from deferred income taxes	(673)	1,859	(1,004)	1,175

Net loss	$(119,572)	$(175,747)	$(248,841)	$(298,185)

Net loss per common share - basic and diluted	(0.38)	(0.57)	(0.80)	(0.97)
Weighted average shares used in computing net loss per common share - basic and diluted	310,886,180	306,425,375	310,283,700	306,154,565

Reconciliation of Net loss to Adjusted operating loss:
Net loss as reported	$(119,572)	$(175,747)	$(248,841)	$(298,185)
Add back Net loss items excluded from Adjusted operating loss:
Interest income	(743)	(4,238)	(2,419)	(7,781)
Interest expense	30,480	32,423	59,807	60,032
Provision for (benefit from) deferred income taxes	673	(1,859)	1,004	(1,175)
Loss from de-leveraging transactions	—	—	—	2,965
Equity in net loss of affiliate	4,373	2,752	8,550	8,177
Minority interest	3,153	3,266	6,390	4,962
Other income	(1,082)	(413)	(895)	(856)

Operating loss	(82,718)	(107,992)	(176,404)	(196,037)
Depreciation & amortization	32,438	46,506	77,921	93,387
Share-based payment expense	12,947	14,080	30,451	28,211

Adjusted operating loss (3)	$(37,333)	$(47,406)	$(68,032)	$(74,439)

Footnotes:	Three months ended June 30,		Six months ended June 30,
(1) These captions include non-cash share-based payment expense as follows:	2008	2007	2008	2007
(in thousands)
Customer care & billing operations	$752	$497	$1,641	$937
Ad sales	436	460	1,044	816
Satellite & terrestrial	447	491	1,089	1,010
Broadcast	558	606	1,351	1,206
Operations	359	351	829	729
Programming & content	1,820	2,061	4,363	4,227
Research & development	1,702	1,716	4,164	3,442
General & administrative	4,686	5,829	10,737	11,878
Retention & support	2,187	2,069	5,233	3,966

Total share-based payment expense	$12,947	$14,080	$30,451	$28,211

(2)	Adjusted operating loss is net loss before interest income, interest expense, income taxes, depreciation and amortization, loss from de-leveraging transactions, loss from impairment of investments, equity in net loss of affiliate, minority interest, other income (expense) and share-based payment expense. This non-GAAP measure should be used in addition to, but not as a substitute for, the analysis provided in the statement of operations. We believe Adjusted operating loss is a useful measure of our operating performance and improves comparability between periods. Adjusted operating loss is a significant basis used by management to measure our success in acquiring, retaining and servicing subscribers because we believe this measure provides insight into our ability to grow revenues in a cost-effective manner. We believe Adjusted operating loss is a calculation used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performances and value of our company and similar companies in our industry.

Because we have funded the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. We believe Adjusted operating loss provides helpful information about the operating performance of our business apart from the expenses associated with our physical plant or capital structure. We believe it is appropriate to exclude depreciation, amortization and interest expense due to the variability of the timing of capital expenditures, estimated useful lives and fluctuation in interest rates. We exclude income taxes due to our tax losses and timing differences, so that certain periods will reflect a tax benefit, while others an expense, neither of which is reflective of our operating results. Because of the variety of equity awards used by companies, the varying methodologies for determining share-based payment expense and the subjective assumptions involved in those determinations, we believe excluding share-based payment expense enhances the ability of management and investors to compare our core operating results with those of similar companies in our industry.

Equity in net loss of affiliate represents our share of losses in a non-US affiliate in a similar business and over which we exercise significant influence, but do not control. Management believes it is appropriate to exclude this loss when evaluating the performance of our own operations. Additionally, we exclude loss from de-leveraging transactions, loss from impairment of investments, minority interest and other income (expense) because these items represent activity outside of our core business operations and can distort period to period comparisons of operating performance.

There are limitations associated with the use of Adjusted operating loss in evaluating our company compared with net loss, which reflects overall financial performance. Adjusted operating loss does not reflect the impact on our financial results of (i) interest income, (ii) interest expense, (iii) income taxes, (iv) depreciation and amortization, (v) loss from de-leveraging transactions, (vi) loss from impairment of investments, (vii) equity in net loss of affiliate, (viii) minority interest, (ix) other income (expense) and (x) share-based payment expense, which are included in the computation of net loss. Users that wish to compare and evaluate our company based on our net loss should refer to our Consolidated Statements of Operations. Adjusted operating loss does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under United States generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance. In addition, our measure of Adjusted operating loss may not be comparable to similarly titled measures of other companies.

XM SATELLITE RADIO HOLDINGS INC.

SELECTED FINANCIAL AND OPERATING METRICS

	As of
(in thousands)	June 30, 2008	December 31, 2007
	(Unaudited)
SELECTED BALANCE SHEET DATA
Cash and cash equivalents	$183,853	$156,686
System under construction	166,786	151,142
Property and equipment, net	660,274	710,370
DARS license	141,412	141,412
Investments	37,192	36,981
Total assets	1,723,886	1,609,230
Total subscriber deferred revenue	547,377	514,926
Total deferred income	132,992	134,803
Long-term debt, net of current portion	1,480,226	1,480,639
Total liabilities	2,868,158	2,533,787
Stockholders’ deficit	(1,204,472)	(984,303)

	Three months ended June 30,
	2008	2007 (15)
SELECTED OPERATING METRICS
Subscriber Data (in thousands, except percentages):
OEM Gross Subscriber Additions (1)	857	618
Retail Gross Subscriber Additions (2) (12)	224	323

Total Gross Subscriber Additions (12)	1,081	942

OEM Net Subscriber Additions (3)	360	295
Retail Net Subscriber Additions (4)	(38)	43

Total Net Subscriber Additions	322	338

Conversion Rate (5)	53.4%	52.7%
Monthly Churn Rate (6) (12)	1.67%	1.84%

OEM Subscribers	4,178	3,047
Retail Subscribers (13)	4,433	4,459
Subscribers in OEM Promotional Periods	876	649
XM Activated Vehicles with Rental Car Companies	90	40
Data Services Subscribers	58	40
Outsourced Commercial Subscribers (13)	18	17

Total Ending Subscribers (7)	9,653	8,252

Percentage of Ending Subscribers on Annual and Multi-Year Plans (12)	44.7%	43.6%
Percentage of Ending Subscribers on Family Plans (12)	22.7%	23.5%

Revenue Data (monthly average):
Subscription Revenue per Retail, OEM & Other Subscriber (8) (14)	$10.31	$10.37
Subscription Revenue per Subscriber in OEM Promotional Periods	$5.68	$6.18
Subscription Revenue per XM Activated Vehicle with Rental Car Companies	$6.02	$7.07
Subscription Revenue per Subscriber of Data Services	$33.40	$33.96

Average Monthly Subscription Revenue per Subscriber (“ARPU”) (9) (14)	$9.98	$10.15
Net Ad Sales Revenue per Subscriber	$0.37	$0.42
Activation, Merchandise and Other Revenue per Subscriber (14)	$0.81	$0.88

Total Revenue per Subscriber	$11.16	$11.45

Expense Data:
Subscriber Acquisition Costs (“SAC”) (10) (12)	$65	$75
Cost Per Gross Addition (“CPGA”) (11) (12)	$100	$121

(Certain totals may not add due to the effects of rounding)

Footnotes:

(1)	OEM gross subscriber additions are paying subscribers newly activated in the reporting period and include Subscribers in OEM promotional periods as well as XM activated vehicles with rental car companies.
(2)	Retail gross subscriber additions are paying subscribers newly activated in the reporting period and include Data services subscribers and commercial subscribers for 2007 only.
(3)	OEM net subscriber additions (OEM gross subscriber additions less disconnects) represent the total net incremental paying subscribers added during the period.
(4)	Retail net subscriber additions (Retail gross subscriber additions less disconnects) represent the total net incremental paying subscribers added during the period, including net Outsourced commercial subscribers for 2008.
(5)	We measure the success of these promotional programs included in our OEM promotional subscriber count based on the percentage of new promotional subscribers that receive the XM service and convert to self-paying subscribers after the initial promotion period. We refer to this as the “conversion rate.” At the time of sale, vehicle owners generally receive a three month prepaid trial subscription. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. In situations where audio service of 12 months or longer is bundled with the sale of the vehicle, XM counts those subscribers for the first 3 months of service as OEM promotional subscribers and for the remainder of the bundled service period as OEM subscribers. We measure conversion rate three months after the period in which the trial service ends. Based on our experience it may take up to 90 days after the trial service ends for subscribers to respond to our marketing communications and become self-paying subscribers. Vehicles that have bundled service for 12 months or greater are counted in our conversion rate calculation as being converted six months after the start of the bundled service. These same vehicles are included as part of our overall churn calculation after the date conversion is measured. During Q2 2008 if we calculated conversion rate by excluding 12 months or greater bundled service subscribers from the calculation, our conversion rate would have been 52.7% for the three months ended June 30, 2008.

(6)	Monthly churn rate for the quarter represents the weighted average Churn rate for each month in the quarter. Churn rate represents the average percentage of self-paying Retail, OEM & other subscribers that discontinued service during the month divided by the average of these beginning and ending subscribers for the month. Churn rate does not include OEM promotional period deactivations and deactivations resulting from the change-out of XM activated vehicles with rental car companies.
(7)	Subscribers—Subscribers are those who are receiving and have agreed to pay for our service, including those who are currently in promotional periods paid in part by vehicle manufacturers, XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our service and commercial establishments that receive our service through our relationship with a third party vendor. We count radios individually as subscribers. Retail subscribers consist primarily of subscribers who purchased their radio at retail outlets, distributors, or through XM’s direct sales efforts. OEM subscribers are self-paying subscribers whose XM radio was installed by an OEM and are not currently in OEM promotional programs. OEM promotional subscribers are subscribers who receive a fixed period of XM service where XM receives revenue from the OEM for the trial period following the initial purchase or lease of the vehicle. In situations where XM receives no revenue from the OEM during the trial period, the subscriber is not included in XM’s subscriber count. At the time of sale, some vehicle owners receive a three month prepaid trial subscription. Promotional periods generally include the period of trial service plus 30 days to handle the receipt and processing of payments. The automated activation program provides activated XM radios on dealer lots for test drives but XM does not include these vehicles in its subscriber count. XM’s OEM partners generally indicate the inclusion of three months of XM service on the window sticker of XM-enabled vehicles. XM, historically and including the 2006 model year, receives a negotiated rate for providing audio service to rental car companies. Beginning with the 2007 model year, XM entered into marketing arrangements which govern the rate which XM receives for providing audio service on certain rental fleet vehicles. Data services subscribers are those subscribers that are receiving services that include stand-alone XM WX Satellite Weather service, stand-alone XM Radio Online service and stand-alone NavTraffic service. Stand-alone XM WX Satellite Weather service packages range in price from $29.99 to $99.99 per month. XM charges up to $7.99 per month for stand-alone XM Radio Online service. Stand-alone NavTraffic service is $9.95 per month. XM generally charges a range of $9.99—$11.87 per month for its audio service for annual and multi-year plans and $6.99 per month for a family plan.
(8)	Other subscribers include weather and other stand-alone service subscribers.
(9)	Subscription revenue includes monthly subscription revenues for our satellite audio service and data services, net of any promotions or discounts.
(10)	Subscriber Acquisition Costs—Subscriber acquisition costs include Subsidies & distribution and the negative gross profit on merchandise revenue. Subscriber acquisition costs are divided by gross additions to calculate what we refer to as “SAC.”
(11)	Cost Per Gross Addition (“CPGA”)—CPGA costs include the amounts in SAC, as well as Advertising & marketing. These costs are divided by the gross additions for the period to calculate CPGA. CPGA costs do not include marketing staff (included in Retention & support) or the amortization of the GM guaranteed payments (included in Amortization of GM liability).
(12)	Outsourced commercial subscribers are excluded for 2008.
(13)	Approximately 17 thousand subscribers, previously reported as Retail subscribers, are presented as Outsourced commercial subscribers for 2007 for comparability.
(14)	Beginning in 2008, revenue from Outsourced commercial subscribers, previously reported as Subscription revenue, is reported as Other revenue.
(15)	No previously reported metrics have been adjusted to reflect the exclusion of Outsourced commercial subscribers except for as stated in footnote 13.